UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 16, 2016

Almost Never Films Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53049	26-1665960
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13636 Ventura Blvd., #475

Sherman Oaks, CA 91423

(Address of principal executive offices)

(213) 91423

 (Registrant's telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 16, 2016, Almost Never Films, Inc. (“ANF”) entered into a collaboration agreement (the “Agreement”) with Konwiser Brothers Media (“KBM”, and together with ANF, the “Parties). Pursuant to the Agreement, the Parties will create an LLC or other entity (the “Company”), for the purpose of developing, producing and exploiting proposed motion picture project currently entitled “Field Trip” (the “Picture”). KBM will contribute its development and producing services to the Company and all rights to the Screenplay, and ANF will make financial contributions, assist in the raising of additional financing and participate in the development and production process as set forth more fully herein. The Company will own 100% of the copyright to the Picture and all other ancillary and related rights, and each of KBM and ANF will own an undivided 50% interest in the Company. KBM will be the managing member of the Company. The operating agreement for the Company will be consistent with the terms of this Agreement.

Following formation of the Company, KBM will develop the Picture for possible production. In this regard, KBM will perform all reasonable and customary development services rendered by producers of first-class motion picture productions. In addition, upon completion of the foregoing development activities, KBM, in consultation with ANF, will use reasonable best efforts to secure additional financing for the Picture.

ANF will provide or source equity financing for the Picture in the amount of approximately $4,000,000 (the “Investment”). The Investment will be held in the designated KBM or Company bank account until such time as the Parties have obtained a completion bond for the Picture, secured agreed-upon tax credits or incentives, and secured presales of the Picture in accordance with the finance plan. In this regard, ANF and KBM will mutually approve a budget, finance plan and cash flow for the Picture. Moreover, if a financing source identified and secured by ANF actually provides equity financing for the Picture, ANF will be entitled to a fee equal to 5% of the amount of equity financing actually received by Company for unrestricted use in connection with the Picture (the “Financing Fee”). The budget of the Picture will be increased (“grossed up”) to cover the amount of the Financing Fee. Once at least 33% (approximately $1,333,333) of the Investment has been received by KBM or Company, the Parties may commence drawing down on such funds in accordance with a mutually-approved drawdown schedule; provided, if the equity investors in the Picture do not permit funds to be drawn down at such point, then ANF will provide sufficient funding to cover certain mutually-approved expenses (e.g., engaging a casting director, location scout, line producer, etc.) (the “Development Advance”), which Development Advance will be repaid to ANF (plus a return of 20% thereon) as a budgeted production cost on the first day of principal photography of the Picture. The budget of the Picture will be increased (“grossedup”) to cover the amount of the Development Advance and 20% return thereon.

In consideration of ANF (or its source) actually providing the Investment (i) ANF (or its source, as applicable) will receive a “Preferred Return” of 120% of the portion of the Investment (i.e., the amount of the Investment plus an additional return of 20% thereon, (ii) KBM and ANF will share equally all Net Profits derived from the Picture and all rights therein and by-products thereof after the payment of profit participations to third parties, and (iii) ANF may, in its sole and absolute discretion, make an equity investment for the production of the Picture in accordance with the Finance Plan. If ANF elects to make such an investment, then the Parties will enter into a separate agreement therefor on terms to be negotiated in good faith, but consistent with the Finance Plan and on a favored nations basis with all other equity investors. ANF will not be entitled to the Financing Fee on funds that it contributes pursuant to this paragraph.

2

If the Picture is produced, Kip Konwiser will be engaged as the lead producer of the Picture, Kern Konwiser will be engaged as the writer and director of the Picture, and Danny Chan and Frank Gillen will be engaged as executive producers of the Picture on terms to be negotiated in good faith.

Prior to the date of the Agreement, ANF had no interaction, other than the negotiation of the Agreement, with KBM.

ITEM 5.06 Change in Shell Company Status.

Item 1.01 of this Form 8-K is incorporated herein by reference. Following the entry into the material definitive agreement described in Item 1.01 of this report on Form 8-K, ANF is no longer a shell company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	collaboration agreement, by and between Almost Never Films, Inc. and Konweiser Brothers Media, dated November 15, 2016.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2016

Almost Never Films Inc.

/s/ Danny Chan
By:	Danny Chan
Title:	CEO

4